Exhibit 2.2



                          CONTINGENT PAYMENT AGREEMENT

         THIS CONTINGENT PAYMENT AGREEMENT (the "Agreement"), is being entered into this ____ day of ________________ 1996, by and among Citizens Utilities Company, a Delaware corporation ("Parent"), Conference-Call USA, Inc., a Delaware corporation ("CC/USA"), and CC/USA Representative, Inc., a Delaware corporation ("CC/USA Shareholders' Representative").

                                  R E C I T A L S
                                  - - - - - - - -

         A. Parent and CC/USA are parties to that certain Agreement and Plan of Merger dated as of October 10, 1996 (the "Merger Agreement") among Parent, CC/USA and Citizens Conference Call Company, a Delaware corporation ("Mergeco"), pursuant to which Parent is acquiring all of the issued and outstanding shares of capital stock of CC/USA;

         B. Parent and CC/USA have agreed to accomplish this transaction through a reverse triangular merger whereby Mergeco will merge with and into CC/USA, and CC/USA will be the surviving corporation (the "Merger");

         C. In connection with the Merger, the CC/USA Shareholders (as defined herein) will receive in exchange for their shares of CC/USA capital stock, (i) shares of Series A Common Stock of Parent, $0.25 par value (the "CUC Common Shares"), having an aggregate value of $15,500,000 (subject to certain adjustments), and (ii) a Contingent Payment Right (as defined in the Merger Agreement) representing the right to receive CUC Common Shares having an aggregate value of up to $17,500,000 (the "Contingent Purchase Price"), which shares will accrue to the CC/USA Shareholders based upon whether CC/USA and/or Dial Services, Ltd., a Delaware corporation ("Dial"), achieve certain financial results in future periods; and

         D. The parties hereto desire to set forth in this Agreement, among other things, the terms and conditions upon which the Contingent Purchase Price will accrue and be payable to the CC/USA Shareholders, and certain restrictions on CC/USA, Dial and the Parent regarding the operation and management of CC/USA and Dial during the earn-out periods.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I.

                                   DEFINITIONS
                                   -----------

         SECTION  1.1.Definitions.  Capitalized terms used herein and
                      ------------
not otherwise defined shall have the meanings ascribed to them in the Merger Agreement. In addition, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

         "Company" collectively refers to CC/USA, together with its wholly-owned subsidiary, Dial.

         "CC/USA Shares" means, collectively, the CC/USA Preferred Shares and the CC/USA Common Shares.

         "CC/USA Shareholders" collectively refers to all of the shareholders of CC/USA who have tendered their CC/USA Shares pursuant to the Merger Agreement, and does not include those shareholders who have exercised their appraisal rights and received consideration other than as provided under the Merger Agreement.

         "CC/USA Common Shares" means all of the shares of common stock of CC/USA, $.0001 par value, outstanding immediately prior to the effective time of the Merger.

         "CC/USA Preferred Shares" means all of the shares of Series A Preferred Stock, $.01 par value, of CC/USA outstanding immediately prior to the effective time of the Merger.

         "Prime Rate" means the prime rate of interest as reported in The Wall Street Journal from time to time.

         "Pre-Tax Earnings" means, with respect to CC/USA, CC/USA's income on an unconsolidated basis with Dial, and, with respect to Dial, Dial's income on an unconsolidated basis with CC/USA, each as used in preparing the Company's annual audited consolidated financial statements for a full calendar year or unaudited consolidated summary financial statements for a partial calendar year, in each case before deduction for any federal, state or local income taxes, all in accordance with and as adjusted pursuant to the rules on Exhibit C.


                                   ARTICLE II.

                            CONTINGENT PAYMENT AMOUNT
                            -------------------------

         SECTION 2.1.  Contingent  Purchase  Price. In further  consideration
                       ----------------------------
of their CC/USA Shares, the CC/USA Shareholders are receiving pursuant to the Merger Agreement the right to receive up to an aggregate additional amount of SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($17,500,000) (subject to certain adjustments pursuant to Sections 2.3 (e) and 2.10) (the "Contingent Purchase Price") to accrue to the CC/USA Shareholders in the form of CUC Common Shares based upon CC/USA and/or Dial achieving certain Financial Targets (as defined herein) in each of the Earn-Out Periods (as defined herein), all as further provided in Section 2.2 below. The aggregate number of CUC Common Shares deliverable to the CC/USA Shareholders in payment of the accrued Contingent Purchase Price (the "Accrued Earn-Out Shares") shall be calculated and payable as provided in Section 2.3 of this Agreement and shall be subject to possible holdback and non-issuance as provided in Sections 2.3 and
2.11 of this Agreement.

               SECTION 2.2. Accrual of Contingent Purchase Price.
                            -------------------------------------

         (a) Attached hereto as Exhibit A are projected financial results (each a "Financial Target" and collectively, the "Financial Targets") for each of CC/USA and Dial, which projections show Pre-Tax Earnings for each company for each Earn-Out Period (as defined below). Portions of the Contingent Purchase Price shall accrue to the CC/USA Shareholders contingent upon the achievement by CC/USA and Dial, individually, of a certain percentage of their respective Financial Targets for each of the following periods (each, an "Earn-Out Period"):

         Period I        January 1, 1996 through December 31, 1996
         Period II       January 1, 997  through  December  31, 1997
         Period III      January 1, 1998  through December 31, 1998
         Period IV       January 1, 1999 through December 31, 1999

         For purposes of calculating whether a Financial Target has been met, the respective financial performances of CC/USA and Dial shall be calculated separately, and not on a consolidated basis. The failure of one company to meet a Financial Target shall not affect whether the other meets a Financial Target.

         (b) The  Contingent  Purchase  Price shall be divided into two baskets,
(i) one basket consisting of $14,500,000 ("Basket I") and (ii) the other basket consisting of $3,000,000 ("Basket II" and together with Basket I, collectively referred to as the "Baskets" and individually as a "Basket"). Each Basket will be subdivided into two sub-baskets, with (i) one sub-basket relating to CC/USA and being allocated ninety percent (90%) of the total amount of such Basket and
(ii) the other sub-basket relating to Dial and being allocated ten percent (10%) of the total amount of such Basket.

         (c) Each sub-basket of Basket I will be further subdivided into four separate parts, one for each of the four Earn-Out Periods, which parts will accrue based on the degree to which CC/USA or Dial, as the case may be, achieve the corresponding Financial Target. The maximum aggregate amount that can accrue to the CC/USA Shareholders with respect to each part of each sub-basket of Basket I for each Earn-Out Period is as follows (each such amount herein referred to as a "Basket I Maximum Amount"):

                  (i)      CC/USA Basket I Maximum Amounts

                                            Period I -                 1,305,000
                                            Period II -                3,915,000
                                            Period III -               3,915,000
                                            Period IV -                3,915,000

                  (ii)     Dial Basket I Maximum Amounts

                                            Period I -                 145,000
                                            Period II -                435,000
                                            Period III -               435,000
                                            Period IV -                435,000


Subject to the catch-up provisions of Section 2.2(e) below, each of the foregoing Basket I Maximum Amounts shall accrue to the CC/USA Shareholders as follows:

                  (1) No amount of a Basket I Maximum Amount shall accrue to the CC/USA Shareholders if CC/USA or Dial, as the case may be, fails to achieve at least seventy percent (70%) of the applicable Financial Target corresponding to such Basket I Maximum Amount; and

                  (2) Seventy percent (70%) of a Basket I Maximum Amount shall accrue to the CC/USA Shareholders if CC/USA or Dial, as the case may be, achieves seventy percent (70%) of the applicable Financial Target corresponding to such Basket I Maximum Amount, and such accrual percentage of the Basket I Maximum Amount shall increase pro-rata, up to 100% of the Basket I Maximum Amount, as the percentage of achievement of the applicable Financial Target increases.

         (d) With respect to Basket II, each sub-basket of Basket II will be further subdivided into four separate parts, one for each Earn-Out Period, which parts will accrue based on the degree to which CC/USA or Dial, as the case may be, achieve the Financial Target. The maximum aggregate amount that can accrue to the CC/USA Shareholders with respect to each part of each sub-basket of Basket II for each Earn-Out Period is as follows (each such amount herein referred to as a "Basket II Maximum Amount"):

                  (i)      CC/USA Basket II Maximum Amounts

                                            Period I -                 $270,000
                                            Period II -                $810,000
                                            Period III -               $810,000
                                            Period IV -                $810,000

                  (ii)     Dial Basket II Maximum Amounts

                                            Period I -                 $30,000
                                            Period II -                $90,000
                                            Period III -               $90,000
                                            Period IV -                $90,000

Subject to the catch-up provisions of Section 2.2(e) below, each of the foregoing Basket II Maximum Amounts shall accrue to the CC/USA Shareholders as follows:

                  (1) No amount of a Basket II Maximum Amount shall accrue to the CC/USA Shareholders if CC/USA or Dial, as the case may be, fails to achieve in excess of one hundred percent (100%) of the applicable Financial Target corresponding to such Basket II Maximum Amount; and

                  (2) One hundred percent (100%) of a Basket II Maximum Amount shall accrue to the CC/USA Shareholders if CC/USA or Dial, as the case may be, achieves one hundred and twenty percent (120%) of the applicable Financial Target corresponding to such Basket II Maximum Amount, and such accrual percentage of the Basket II Maximum Amount shall decrease pro-rata down to nothing (0%) of the Basket II Maximum Amount, as the percentage of achievement of the applicable Financial Target decreases from 120% to 100% (i.e., a 5% decrease in the accrual percentage of the Basket II Maximum Amount for each 1% drop in the percentage of achievement of the applicable Financial Target from 120% to 100%).

         (e) Notwithstanding any of the foregoing to the contrary, it is the parties' intent that the accruals of the Basket I Maximum Amounts and the Basket II Maximum Amounts be calculated on a cumulative basis, retroactively applied. Accordingly, to the extent that Pre-Tax Earnings of either CC/USA or Dial, as the case may be, exceeds 100% of a Financial Target relating to a Basket I Maximum Amount in any Earn-Out Period, or exceeds 120% of a Financial Target relating to a Basket II Maximum Amount in any Earn-Out Period (an "Excess
Earnings Amount"), such Excess Earnings Amount shall be credited towards CC/USA's or Dial's Pre-Tax Earning in any prior Earn-Out Period in which the full amount of any Basket I Maximum Amount or Basket II Maximum Amount was not achieved (a "Shortfall"). Excess Earnings Amounts shall be applied to the earliest occurring Shortfall until such Shortfall is extinguished and then to the next successive occurring Shortfall, until such Excess Earnings Amounts are used in full. Any Excess Earnings Amounts shall only be applied to Shortfalls relating to Earn-Out Periods occurring prior to the Earn-Out Period in which such Excess Earnings Amount was achieved, and shall not be carried forward. After applying any Excess Earnings Amounts, the accrued portion of the Basket I Maximum Amount or Basket II Maximum Amount shall then be recalculated, and the Parent shall issue additional CUC Common Shares to the CC/USA Shareholders in payment of any recaptured Shortfall.

         (f) Attached as Exhibit B are examples of calculations of the Accrued Earn-Out Amount.


         SECTION 2.3.      Calculation  and  Payment  of  Contingent  Purchase
                           ---------------------------------------------------
Price.
------
         (a) For purposes of this Agreement, Pre-Tax Earnings shall be calculated by the Company in accordance with its definition (as provided in Section 1.1) and the additional rules set forth on Exhibit C, attached hereto. The Company shall send to the Parent and the CC/USA Shareholders' Representative by February 10 of each of 1997, 1998, 1999 and 2000 a statement (the "Certified Annual Statement") showing, in reasonable detail and with sufficient supporting documentation, the calculation of the accrued portion, if any, of the Contingent Purchase Price earned by the CC/USA Shareholders during such Earn-Out Period (the "Accrued Earn-Out Amount"), certified by the Company's Chief Financial Officer, together with audited financial statements of the Company for the relevant period and the certificate required by Section 2.11 of this Agreement. The Certified Annual Statement shall show, among other things, the calculation of Pre-Tax Earnings for each of CC/USA and Dial to the extent not reflected on the audited financial statements as a line item.

         (b) Subject to Section 2.3(d) and to the Parent's receipt by February 10 of the Certified Annual Statement, the certificate required by Section 2.11, and the audited financial statements of the Company for the prior fiscal year, the Parent, prior to March 1, shall issue and deliver to the CC/USA Shareholders that number of Accrued Earn-Out Shares equal to the Accrued Earn-Out Amount (as adjusted, if necessary, pursuant to Section 2.12) divided by $12.125 (as adjusted, if necessary, pursuant to Section 2.8). The Parent shall be obligated to issue to the CC/USA Shareholders that number of Accrued Earn-Out Shares not in dispute, with the balance to be heldback and not issued by the Parent pending resolution of any dispute. If not all of the Accrued Earn-Out Shares are issued prior to March 1 (other than due to the failure of the Company to deliver to the Parent by February 10 the Certified Annual Statement and the audited financial statements of the Company for the prior year), then:

                  (i) to the extent the price of the CUC Common Shares decreases between March 1 of such year and the time payment is made, the Parent shall issue and deliver to the CC/USA Shareholders additional CUC Common Shares having an aggregate value, based upon the closing price of a CUC Common Share as reported in the New York Stock Exchange sections of The Wall Street Journal on the third trading day immediately prior to the date of issuance, equal to the amount of the decrease in market value of the number of such Accrued Earn-Out Shares that are issued on or after March 1; and

                  (ii) the Parent shall pay to the CC/USA Shareholders any dividends declared on the CUC Common Shares, payable to holders of record on or after March 1, which would have been payable on the number of such Accrued Earn-Out Shares issued on or after March 1 had they been issued prior to March 1. No fractional shares of CUC Common Shares will be issued in payment of any CC/USA Shareholder's right to receive

         Accrued Earned-Out Shares or other CUC Common Shares, but in lieu of such fractional shares, the Parent shall make a cash payment therefor based upon the closing price of a CUC Common Share as reported in the New York Stock Exchange section of The Wall Street Journal on the third trading day immediately prior to the date of issuance. The provisions of this Section 2.3(b) shall apply to the issuance of additional or heldback CUC Common Shares pursuant to Section 2.3(d) or (e).

         (c) The CC/USA Shareholders' Representative, the Parent and the Parent's auditors shall have reasonable access to the working papers of the Company and its auditors for purposes of confirming the accuracy of the calculations of the Accrued Earn-Out Amount for each Earn-Out Period. The Company shall engage Ernst & Young to perform its sole independent financial audit for each of the Earn-Out Periods, and shall direct Ernst & Young to coordinate their efforts with the Parent's auditors.

         (d) In the event that the Parent or the CC/USA Shareholders' Representative disputes the calculation of the Accrued Earn-Out Amount, it shall deliver a written notice to the Company at least three (3) business days prior to the last business day in February, including the reason for such dispute. If no notice of dispute is received by the Company by such date, the Parent and the CC/USA Shareholders shall be deemed to have accepted the calculations shown in the Certified Annual Statement. If the Company, on the one hand, and Parent or the CC/USA Shareholders' Representative, on the other, fail to resolve any dispute within 10 days after the day on which the Parent or the CC/USA Shareholders' Representative gave notice of the dispute, then the dispute shall be submitted to an accounting firm mutually agreed to by the parties to the dispute. If the parties to the dispute are unable to agree upon an accounting firm to resolve the dispute, then the accounting firms of Ernst & Young and the Parent's auditors shall be instructed to select a third firm (the "Accounting Firm") and the dispute shall be submitted to such firm. The Company on the one hand, and the Parent or the CC/USA Shareholders' Representative, on the other, shall engage the Accounting Firm to resolve the dispute and the Accounting Firm shall be required to render its decision within 30 days. The decision of the Accounting Firm shall be final and binding and the calculation on the Certified Annual Statement shall be adjusted to reflect such decision. The Parent promptly shall issue to CC/USA Shareholders the appropriate number of additional CUC Common Shares to the extent the resolution of the dispute(s) supports a calculation of the Accrued Earn-Out Amount that requires the issuance of additional Accrued Earn-Out Shares. If resolution of the dispute(s) supports a calculation of the Accrued Earn-Out Amount that does not require the issuance of additional Accrued Earn-Out Shares in excess of the number of Accrued Earn-Out Shares heldback by the Parent pursuant to Section 2.3(b), then the Parent will have no obligation to issue the heldback CUC Common Shares remaining after the Parent's compliance with the immediately preceding sentence. If resolution of the dispute(s) supports a calculation of the Accrued Earn-Out Amount that reduces the number of Accrued Earn-Out Shares that should have been issued to a number that is less than the number of CUC Common Shares previously issued as Accrued Earn-Out Shares by the Parent, then the Parent not only will have no obligation to issue the heldback CUC Common Shares, but also will be entitled to reduce the number of Accrued Earn-Out Shares that the Parent may otherwise be required to issue with respect to the next successive Earn-Out Period in an amount equal to the number of such excess CUC Common Shares previously issued plus any CUC Common Shares issued as dividends thereon. The provisions of
Section 2.3(b) shall apply to the issuance of additional or heldback CUC Common Shares under this Section. The fees and expenses of the Accounting Firm shall initially be paid by the Company, but the Parent or the CC/USA Shareholders' Representative, as the case may be, shall reimburse the Company for such fees if such party disputes the calculation and the Company's calculation is substantially upheld.

         (e) If the Adjusted Consolidated Working Capital, as determined in accordance with Section 2.8 of the Merger Agreement, is less than the Adjusted Consolidated Working Capital estimated in the Initial Adjustment Certificate, then the number of Accrued Earn-Out Shares to be first issued hereunder shall be reduced by that number of shares as determined pursuant to Section 2.8 of the Merger Agreement. If Adjusted Consolidated Working Capital has not been finally determined pursuant to Section 2.8 of the Merger Agreement prior to the date that Accrued Earned-Out Shares are to be first issued hereunder, then the Parent shall holdback and not issue such number of Accrued Earned-Out Shares as would not be issuable if Adjusted Consolidated Working Capital as finalized in accordance with Section 2.8 of the Merger Agreement was equal to Adjusted Consolidated Working Capital as calculated by the Parent in accordance with
Section 2.8 of the Merger Agreement. The Parent shall issue the appropriate number of such heldback Accrued Earned-Out Shares if and to the extent that Adjusted Consolidated Working Capital as set forth in the Final Adjustment Certificate, as finalized by the parties or by the Qualified Auditor, is more than Adjusted Consolidated Working Capital as calculated by the Parent. The provisions of Section 2.3(b) shall apply to the issuance of such heldback CUC Common Shares under this Section 2.3(e).

         SECTION 2.4.      Operating Control During Earn-Out Period.
                           -----------------------------------------
         (a) Subject to the restrictions in this Section 2.4 and subject to any contrary provision of the GCL, the persons set forth on Exhibit D (each a "Key Manager" and collectively the "Management Team") shall at all times during the Earn-Out Periods retain and have full and exclusive operating control and management authority to direct the businesses of CC/USA and Dial, including the authority to incur and satisfy all liabilities arising in the ordinary course of the business of CC/USA or Dial. Notwithstanding the foregoing, the Management Team shall not take any of the following actions on the behalf of the Company without Board of Director approval:

                  (i)      issue  any   securities   for  capital  stock  of
         CC/USA or Dial or any securities exchangeable for, or creating a right to purchase any capital stock of CC/USA or Dial;

                  (ii) assume, incur or guarantee any obligation or liability for borrowed money from any third-party other than Parent, provided, however, purchase money financing to obtain additional equipment used in the business shall be permitted, provided such capital expenditures are permissible hereunder;

                  (iii) make any capital expenditures or commit to make any capital expenditures in excess of the amounts, or for purposes other than as, set forth in an annual budget that is approved by CC/USA's or Dial's Board of Directors;

                  (iv) enter into any transaction with any Key Manager, the CC/USA Shareholders' Representative, any former officer or director of CC/USA or Dial, any CC/USA Shareholder, or any affiliate of any of the foregoing or of CC/USA or Dial;

                  (v) make any regulatory filing with the FCC or any state regulatory commission;

                  (vi) acquire or dispose of a business, division or product line of the Company, provided that the Board of Directors of CC/USA or Dial shall not unreasonably withhold their approval of any such acquisition or disposition;

                  (vii) enter into any contract, agreement, lease or other arrangement binding on CC/USA or Dial that has a term that extends beyond December 31, 2000, or that contains terms or conditions that are more onerous on CC/USA or Dial during the period after December 31, 1999, than applied to CC/USA or Dial during any Earn-Out Period, or which otherwise has the effect of shifting operating or financial burdens or adverse economic effects from any Earn-Out Period to any other Earn-Out Period or to the period commencing after December 31, 1999; or

                  (viii) take any action or omit to take any action the direct or indirect effect of which could shift the financial consequences to CC/USA or Dial from any Earn-Out Period to any other Earn-Out Period or to the period following December 31, 1999, or that could impair the Parent's operation or ownership of the Company after December 31, 1999, or take any action that is intended to artificially inflate the Pre-Tax Earnings of CC/USA or Dial for any Earn-Out Period or otherwise to artifically enhance the Company's ability to meet the Financial Targets.

         (b) Parent shall not require CC/USA or Dial to increase the benefits payable under or add any employee benefit or welfare plans to match similar plans currently offered by Parent to its employees. The Parent shall not, without the written consent of the most senior Key Manager at CC/USA or Dial, as appropriate, transfer, fire or change the responsibilities, salary, position, title, or general working conditions of any Key Manager of CC/USA or Dial, respectively, or cause either CC/USA or Dial to hire other individuals having any of the current responsibilities of any Key Manager. The Management Team shall have the right to replace any Key Manager who ceases to be employed by the Company, and such replacement person shall be deemed a Key Manager for purposes of this Agreement.

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

         (c) (i) If Pre-Tax Earnings of CC/USA for any Earn-Out Period shall fall below fifty percent (50%) of the corresponding Financial Target, the Parent shall have the unrestricted right (A) to replace any or all of the Key Managers who are employed by CC/USA and assume operating and management control of CC/USA, (B) to terminate the CC/USA Shareholders' Contingent Payment Rights to the extent relating to the CC/USA Basket I Maximum Amounts and the CC/USA Basket II Maximum Amounts, and (C) to discontinue the operations or to sell (whether by sale of substantially all of the assets, stock, merger or otherwise) CC/USA (excluding Dial).

                  (ii) If Pre-Tax Earnings of Dial for any Earn-Out Period shall fall below fifty percent (50%) of the corresponding Financial Target (if the Financial Target is a negative amount, then "50% of the Financial Target" shall be deemed to be 150% of such negative amount), the Parent shall have the unrestricted right (A) to replace any or all of the Key Managers who are employed by Dial and who spend a majority of their time on Dial matters, and assume operating and management control of Dial, (B) to terminate the CC/USA Shareholders' Contingent Payment Right to the extent relating to the Dial Basket I Maximum Amounts and the Dial Basket II Maximum Amounts, and (C) to discontinue the operations or to sell (whether by sale of substantially all of the assets, stock, merger or otherwise) Dial.

                  (iii) The Parent shall exercise these rights (separately or in combination) within thirty (30) days from the date of its receipt of the Annual Certified Statement and the Company's audited financial statements by giving written notice to the most senior Key Manager at CC/USA or Dial, as appropriate, and the CC/USA Shareholders' Representative; otherwise, the Contingent Payment Rights shall continue unaffected, and the Management Team shall remain in place until the delivery of the Annual Certified Statement and the Company's audited financial statements for the next Earn-Out Period.

         (d) The Parent shall have the further right to remove any or all of the Management Team at any time in its sole discretion provided that (i)
simultaneously with such removal it shall pay to the CC/USA Shareholders the balance of the Contingent Purchase Price, including all Shortfalls; and (ii) any terminated Key Manager shall be entitled to his salary and bonus (not to exceed the bonus paid to such Key Manager for the immediately preceding year) for the remainder of the Earn-Out Periods as if he had remained in the employ of the applicable company for such period.

         (e) The Parent shall have the further right to require the Company to pursue business opportunities related to the services then provided by the Company that are presented to the Company by the Parent. The Management Team may be required by the Board of Directors of the Company to pursue and manage such business opportunities with the same priority and sense of urgency that are being applied to other comparable business opportunities of the Company. The Parent shall have the further right to require the Management Team to coordinate the business activities of the Company with the Parent and its affiliates to the extent such coordination makes reasonable business sense.

         (f) The Parent shall prepare all local, state, federal and foreign tax returns which either CC/USA or Dial may be required to file, except that the Company shall retain responsibility for payroll taxes unless the Parent otherwise specifically requires.


         SECTION 2.5.   Manipulation.
                       --------------
         (a) Parent shall not take any action with respect to the operation or ownership of CC/USA or Dial that is intended to artificially reduce or inhibit the Company's ability to meet the Financial Targets, provided that any action by the Parent that has been approved in writing by the most senior Key Manager at CC/USA or Dial, as appropriate, shall be deemed not to be an action that is intended to artificially reduce or inhibit the Company's ability to meet the Financial Targets.

         (b) The Parent shall not require the Company to pay cash dividends to it if such payment would adversely affect the ability of the Company to meet its current liabilities as they become due and payable, provided that notwithstanding the foregoing, the Parent may require the Company to pay cash dividends to it in an amount equal to the tax liabilities of the Company to the extent included in any tax return of the Parent or any affiliate of the Parent other than the Company.

         (c) The Company may require the Parent to advance funds to the Company in an amount equal to the cash dividends made to the Parent by the Company net of the portion of such cash dividends that are equal to the Company's tax liabilities that are included in any tax return of the Parent or any affiliate of the Parent, provided that such financing may be used solely for the purposes of making capital expenditures permitted pursuant to Section 2.4(a).

         (d) The Parent shall permit the most senior Key Employee of CC/USA or Dial, or his designee, to attend, at his expense, all meetings of the Board of Directors of CC/USA or

Dial, and all meetings of any committee established by either such Board of Directors, that may be held during the period in which the Contingent Payment Right remains in effect for CC/USA or Dial, respectively.

         SECTION  2.6.  Sale of CC/USA or DIAL.  Except as provided below,  and
                        -----------------------
subject to Section 2.4(c), all or a portion of the unpaid balance of the Contingent Purchase Price, including any Shortfalls, shall become immediately due and payable upon the sale (whether by sale of substantially all of the assets, stock, merger, or otherwise) or the discontinuation of operations of CC/USA, Dial, or both, as follows:

                  (a) 90% of the Contingent Purchase Price shall be payable upon the sale or discontinuation of CC/USA, including any Shortfalls relating to CC/USA's performance;

                  (b) 10% of the Contingent Purchase Price shall be payable upon the sale or discontinuation of Dial, including any Shortfalls relating to Dial's performance; and

                  (c) all of the Contingent Purchase Price and any Shortfalls shall be payable upon the sale or discontinuation of the Company.

In the event of a  discontinuation  of  operations  other than as  permitted  by
Section 2.4(c), this requirement shall be inapplicable if the decision to discontinue operations is made or consented to by the most senior Key Manager at CC/USA or Dial, as the case may be.

         SECTION 2.7. Stock Fully Paid;  Reservation of Shares.  All CUC  Common
                      -----------------------------------------
Shares that may be issued under the Contingent Payment Right will, upon issuance, be fully paid and nonassessable, and free from Encumbrances (other than Encumbrances arising pursuant to the Securities Act) with respect to the issue thereof. During the Earn-Out Periods and for 120 days thereafter, the Parent will at all times have authorized and reserved for the purpose of issuance, a sufficient number of CUC Common Shares to provide for the issuance of Accrued Earn-Out Shares assuming the full realization of the Contingent Purchase Price.

         SECTION 2.8. Certain  Adjustments.  If the Parent at any time while the
                      ---------------------
Contingent Payment Right remains outstanding subdivides (which term shall not include payment of a dividend declared payable in shares of CUC Common Stock) or combines it CUC Common Stock, the dollar figure that is the divisor by which the Accrued Earn-Out Amount is divided shall be proportionately adjusted. The Parent shall promptly give notice to the CC/USA Shareholders' Representative upon the occurrence of any of the foregoing events.

         SECTION 2.9. Quarterly Meetings. During the Earn-Out Periods  and at
                      -------------------
the request of the CC/USA Shareholders' Representative, the senior management of the Company shall meet at Company headquarters with the CC/USA Shareholders' Representative no more frequently than quarterly to report on the condition (financial and otherwise) of the Company, and the likelihood of meeting the Financial Targets for such Earn-Out Period.

         SECTION  2.10.  Adjustment  for Excluded Stock. The Contingent
                         -------------------------------
Purchase Price shall be reduced by an amount equal to the Contingent Purchase Price multiplied by the percentage of Excluded Stock (as defined in the Merger Agreement) as to the total of all of the CC/USA Shares. Further, each of the Basket I and II Maximum Amounts for each Earn-Out Period shall be proportionately reduced by the same percentage.

         SECTION 2.11.  Contingent  Liabilities.  The Company shall include with
                        ------------------------
each Certified Annual Statement a certificate signed by the Company's Chief Financial Officer that, to the best of his knowledge after reasonable inquiry, the Company does not have any liabilities or obligations (absolute, accrued, contingent or otherwise) which in the aggregate would have an adverse effect on the financial condition or results of operations of either CC/USA or Dial except for liabilities and obligations either (a) reflected in the audited financial statements included with the Certified Annual Statement, (b) incurred in the ordinary course of business since the date of such financial statements, none of which, individually, is material in amount or (c) disclosed in such certificate. With respect to any contingent liability, if the Parent determines that GAAP requires CC/USA or Dial to establish a reserve for such contingent liability or to increase an existing reserve for such contingent liability, and the Company disagrees with the Parent, then the Parent shall have the right to holdback and not to issue as Accrued Earn-Out Shares the appropriate number of CUC Common Shares pending resolution of such dispute pursuant to Section 2.3(d). With respect to any liability reserves of the Company that are outstanding as of December 31, 1999, whether required pursuant to GAAP or required by the Parent pursuant to Item 12 on Exhibit C, the Parent shall have the further right to continue to holdback and not to issue the CUC Common Shares that would have been issuable as Accrued Earn-Out Shares but for the existence of such reserves. Such heldback shares shall be issued or the obligation to issue such shares shall be cancelled from time to time as and to the extent any dispute regarding such reserves is resolved pursuant to Section 2.3(d) or as and to the extent the contingent liabilities that are the subject of such reserves are finally settled.

         SECTION  2.12  Adjustment  to  Accrued  Earn-Out  Amount.  The Accrued
                        ------------------------------------------
Earn-Out Amount for any Earn-Out Period shall be reduced by the aggregate amount of (i) all extraordinary losses or expenses incurred by the Company, and all losses or expenses incurred by the Parent or any affiliate of the Parent other than indirect losses or expenses of the Parent which arise solely as a result of the Company having incurred losses or expenses, during the relevant Earn-Out Period arising from events or circumstances that would have been a breach of a representation, warranty or covenant of the Company in the Merger Agreement if such representations, warranties and covenants had survived the Closing, and
(ii) all investment banking fees payable as a result of a portion of the Contingent Purchase Price being earned in such Earn-Out Period.

                                  ARTICLE III.

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         SECTION 3.1. Amendment and Modification. This Agreement may be amended,
                      ---------------------------
modified and supplemented only by written agreement of the parties hereto.

         SECTION  3.2.  Waiver  of  Compliance,  Consents. Any failure of the
                        ---------------------------------
parties to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the parties, or by their respective officers or representatives thereunto duly authorized, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 3.2.

         SECTION 3.3.  Expenses.  Except as otherwise  provided  herein,
                       ---------
each party will pay its own legal and other expenses incurred by it, or on its behalf, in connection with the negotiation and preparation of this Agreement and monitoring of the transactions contemplated herein.

         SECTION  3.4.  Headings.   The  article  and  section  headings
                        --------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 3.5. Notices.  All notices,  requests, demands and other
                      --------
communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given as follows: on the day established by the sender as having been delivered personally; on the day delivered by a private courier as established by the sender by evidence obtained from the courier; or on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

         (a)      If to the Company:

                  Conference-Call USA, Inc.
                  855 South Federal Highway
                  Suite 206
                  Boca Raton, Florida  33432
                  Attention: Ken Robertson

                  with a copy to:

                  Shefsky Froelich & Devine Ltd.

                  444 North Michigan Avenue
                  Chicago, Illinois 60611
                  Attention: Mitchell D. Goldsmith

                  Citizens Utilities Company
                  High Ridge Park
                  Stamford, CT  06905
                  Attention:  L. Russell Mitten, II, Esq.

         (b)  If to the Parent :

                  Citizens Utilities Company
                  High Ridge Park
                  Stamford, Connecticut  06905
                  Attention:  Donald P. Weinstein

                  With a copy to:

                  Citizens Utilities Company
                  High Ridge Park
                  Stamford, CT  06905
                  Attention:  L. Russell Mitten, II, Esq.

                  Fleischman and Walsh, L.L.P.
                  1400 Sixteenth Street, N.W.
                  Washington, D.C.  20036
                  Attention:  Jeffry L. Hardin, Esq.

         (c)      If to CC/USA Shareholders' Representative:

                  c/o Ken Robertson
                  c/o Conference-Call USA, Inc.
                  855 South Federal Highway
                  Suite 206
                  Boca Raton, Florida  33432

                  with a copy to:

                  Shefsky Froelich & Devine Ltd.
                  444 North Michigan Avenue
                  Chicago, Illinois 60611
                  Attention: Mitchell D. Goldsmith
or to such other address or to the attention of person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

         SECTION  3.6.  Assignment.
                        -----------
This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

         SECTION  3.7.  Governing  Law.  This  Agreement  shall be governed by
                        ---------------
the law of the State of Delaware as to all matters, including, but not limited to, matters of validity, construction, effect and performance. The parties agree that any dispute arising in connection with this Agreement may first be submitted for good faith resolution by a form of mutually agreed upon alternative dispute resolution. Should the parties fail to agree upon a form of alternative dispute resolution or should such form of alternative dispute resolution not be successful in resolving the dispute, the parties irrevocably agree that all actions arising directly or indirectly as a result or in consequence of this Agreement, shall be instituted and litigated only in courts having situs in the State of Delaware and each of the parties hereby consents to the exclusive jurisdiction and venue of any such court, and waives any objection based on forum nonconveniens. Each of the parties hereby waives personal service of any and all process, and consents that all such service of process may be made by certified mail, return receipt requested, directed to the party at the address set forth in Section 3.5 in the manner provided by applicable statute, law, rule of court or otherwise.

         SECTION 3.8.   Counterparts.  This Agreement may be executed in one or
                        -------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 3.9. No Third Party Beneficiaries. This Agreement  shall not
                      -----------------------------
confer any rights on any Persons other than the CC/USA Shareholders and the parties to this Agreement as provided herein.

         SECTION   3.10.   Severability.   In  the  event  that  any
                           ------------
particular provision or provisions of this Agreement shall for any reason be determined to be unenforceable, or in violation of any law, government order or regulation, such unenforceability or violation shall not affect the remaining provisions of this Agreement which shall continue in full force and effect and be binding upon the parties.

         SECTION  3.11.  Entire   Agreement.   This  Agreement
                         -------------------
(including the Exhibits attached hereto), the Merger Agreement, each Contingent Payment Right issued to a CC/USA Shareholder, and the agreements referred to herein or therein contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede all written or verbal negotiations, representations, warranties, commitments, and other understandings prior to the date hereof between the Parent, CC/USA and the CC/USA Shareholders' Representative. There are no agreements, covenants, representations or warranties with respect to the transactions contemplated hereby other than those expressly set forth herein.

         SECTION 3.12.     CC/USA  Shareholders'  Representative.  As an
                           --------------------------------------
inducement to the Parent to enter into this Agreement, the CC/USA Shareholders' Representative represents and warrants to the Parent, as follows:

         (a) Organization. The CC/USA Shareholders' Representative is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The CC/USA Shareholders' Representative has full corporate power and authority to carry on its business as presently conducted.

         (b) Authority. The CC/USA Shareholder' Representative has full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by the CC/USA Shareholders' Representative and its performance hereunder have been duly authorized by the Board of Directors of the CC/USA Shareholders' Representative and no further corporate action on the part of the CC/USA Shareholders' Representative is necessary. This Agreement has been duly executed and delivered by the CC/USA Shareholders' Representative and constitutes the legal valid and binding obligation of the CC/USA Shareholders' Representative enforceable against it in accordance with its terms.

         (c) Corporate Documents. Copies of (i) the charter of the CC/USA Shareholders' Representative, certified by the Secretary of State of Delaware,
(ii) the Bylaws of the CC/USA Shareholders' Representative, certified by its corporate secretary, and (iii) an incumbency certificate showing the names, titles and signature specimens of all officers of the CC/USA Shareholders' Representative, certified by its corporate secretary, have been delivered to Parent, are true and complete copies of such instruments, as amended to date, and are in full force and effect on the date hereof.

         (d) Other Documents. Copies of all agreements made and executed between the CC/USA Shareholders' Representative and the CC/USA Shareholders authorizing the CC/USA Shareholders' Representative to act on behalf of the CC/USA Shareholders in regard to matters arising under this Agreement have been delivered to Parent, are true and complete copies of such instruments, as amended to date, and are in full force and effect on the date hereof.

         (e) Reliance by Parent. The CC/USA Shareholders' Representative acknowledges and agrees that Parent may rely upon these representations and the authorizations granted in any agreements between the CC/USA Shareholders' Representative and the CC/USA Shareholders in its performance hereunder and, except as expressly provided in this Agreement to the contrary, may deal exclusively with the CC/USA Shareholders' Representative as the sole representative of all of the CC/USA Shareholders in connection with all matters arising in this Agreement.

         SECTION 3.13 Further  Information.  From and after the date hereof, the
                      ---------------------
Company will afford the CC/USA Shareholders' Representative and its counsel and accountants, during normal business hours, reasonable access to the books, records and other data of the Company in its possession with respect to periods prior to and during the Earn-Out Periods and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the CC/USA Shareholders' Representative (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party that relate to the Company, and (ii) for any other reasonable business purpose. Any expenses incurred by the CC/USA Shareholders' Representative and its counsel and accountants in connection with any such inspection shall be the sole responsibility of the CC/USA Shareholders' Representative.

         SECTION 3.14 Imputed  Interest.  To the extent the CC/USA  Shareholders
                      ------------------
are required to treat a portion of the Accrued Earn-Out Amount as interest on the earned portion of the Contingent Purchase Price, a portion of the Accrued Earn-Out Shares received by each CC/USA Shareholder shall be deemed to be in payment for the earned portion of the Contingent Purchase Price and the balance shall be deemed to be in payment of the interest imputed on such earned portion of the Contingent Purchase Price. For each payment received by the CC/USA Shareholders, the Company shall notify each CC/USA Shareholder of the number of shares such CC/USA Shareholder received in payment of imputed interest.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                          CITIZENS UTILITIES COMPANY:


                                          By:___________________________________
                                             Name:
                                             Its:


                                          CONFERENCE-CALL USA, INC.


                                          By:___________________________________
                                          Name:
                                          Its:

                                          CC/USA REPRESENTATIVE, INC.


                                          By:___________________________________
                                          Name:
                                          Its:

                                    EXHIBIT A

                                Financial Targets
                                -----------------


===================================== ==============================================================================
Conference-Call USA                                                      Period
===================================== ------------------ ------------------- ------------------- -------------------
                                               I                 II                  III                 IV
===================================== ------------------ ------------------- ------------------- -------------------
Pre-Tax Earnings                              1,930,533          2,884,250           4,326,670           6,268,334
===================================== ------------------ ------------------- ------------------- -------------------

===================================== ==============================================================================
Dial Services, Ltd.                                                      Period
===================================== ------------------ ------------------- ------------------- -------------------
                                               I                 II                  III                 IV
===================================== ================== =================== =================== ===================
 Pre-Tax Earnings                             (905,000)          (383,885)              56,468             736,107
===================================== ================== =================== =================== ===================


                                    EXHIBIT C
                                    ---------
                                 Earn-Out Rules
                                 --------------

         For  purposes  of   calculating   Pre-Tax   Earnings,   the   following
adjustments, rules, and agreements shall be followed:

1. Expenses between CC/USA and Dial shall be allocated in accordance with historic practice and facility rental agreements currently in place.

2. Financial statements shall be prepared in accordance with GAAP, consistent with past practice. The cost of the audit shall be a Company expense, and such expense shall be allocated 90% to CC/USA and 10% to Dial.

3. Extraordinary gains and losses will not be included in the calculation of Pre-Tax Earnings.

4. Add back amount of amortization expense of goodwill and other costs associated with the acquisition of the Company.

5. Add back amount of any other out-of-pocket expenses relating to the sale of the Company incurred by the Company, including but not limited to all investment banking fees, legal, accounting, closing costs and costs of notification of securityholders.

6. Add back amount of any allocated general administrative overhead expenses of Parent or any other expenses of Parent that may be charged to the Company and relating to Parent's administration of its investment in the Company, including consultant expenses and salary for supervisory personnel of Parent except to the extent approved by a Key Manager in writing.

7. Add back any severance payment expenses paid to any Key Manager if such Key Manager was terminated at the direction of Parent.

8. Any debt or equity financing for the Company provided by Parent or an affiliate of Parent shall be deemed to be third party debt bearing interest at an annual percentage rate equal to Prime plus one percent except (a) if such financing was used to pay off or otherwise refinance a third party debt of the Company, in which case the rate of interest on such financing shall be the greater of the rate applicable to such paid off or refinanced third party debt or Prime plus one percent and
         (b) if such financing is required by the Company pursuant to Section 2.5(c) of the Contingent Payment Agreement, in which case no interest shall be deemed to accrue on such financing.

9. The operating results of any business acquired by either CC/USA or Dial (it being understood that no acquisition may occur without the approval of the Board of Directors of CC/USA or Dial pursuant to Section 2.4(a)(vi) of the Contingent Payment Agreement) shall be included in the results of operation; provided that the funds for the payment of the purchase price of the acquired business came from the capital expenditure budget of the Company for the year in which the acquisition agreement was executed and/or was financed from the pre-tax cash flow of the acquired company.

10. Add back any expense recognition as a result of the exercise of any non-qualified stock options exercised prior to Closing.

11. Deduct a portion of any revenues generated by customers or business opportunities directly referred to CC/USA or Dial by Parent or any of Parent's affiliates (for example, through bill inserts or other direct solicitation of the customers of Parent or any of its affiliates or through use of dedicated toll-free lines for purposes of customer identification), such portion to be equal to the amount obtained by multiplying such revenues times a fraction, the numerator of which is the Pre-Tax Earnings of CC/USA or Dial, as appropriate, determined prior to such deduction, and the denominator of which is the total revenues of CC/USA or Dial, as appropriate.

12. Notwithstanding anything in the Earn-Out Rules to the contrary, the size of any liability reserve required by GAAP to be established by CC/USA or Dial shall be subject to the prior approval of the Parent and any difference between the Parent and the Management Team regarding the need for and size of any such reserve shall be deemed to be a dispute regarding the calculation of the Accrued Earned-Out Amount to be resolved in accordance with Section 2.3 (d) of the Contingent Payment Agreement. In addition, for purposes of calculating Pre-Tax Earnings for the Earn-Out Period that comprises calendar year 1999, each of CC/USA and Dial shall establish such liability reserves as the Parent may require in its reasonable business discretion, whether or not such reserves may also be required by GAAP, if the Parent has a reasonable basis for believing that the contingent liability that is the subject of such reserve will become a "contingent liability" of CC/USA or Dial under GAAP prior to December 31, 2000. Any difference between the Parent and the Management Team regarding the reasonableness of the basis for such belief by Parent or the size of any such required reserve shall be deemed to be a dispute regarding the calculation of the Accrued Earn-Out Amount to be resolved in accordance with Section 2.3(d) of the Contingent Payment Agreement.

13. Add back an amount equal to the result obtained by multiplying (x) the remainder of the total cash dividends paid by the Company less the portion of such cash dividends attributable to the tax liabilities of the Company pursuant to Section 2.5(b) of the Contingent Payment Agreement and less the portion of such cash dividends that have been advanced back to the Company pursuant to Section 2.5(c) of the Contingent Payment Agreement, times (y) an annual percentage rate equal to Prime minus 2.50 percent.

                                  EXHIBIT D


                              LIST OF KEY MANAGERS



                                            Robert Fraser
                                            Kenneth Robertson
                                            Jeff Koester
                                            Joseph Laschober
                                            Valerie Thomas-Veise
                                            Nick Zeitvogel
                                            Kimberly Beery
                                            Trygve Ivesdal
                                            Manuel Neace